[Texas Pacific Group Logo]

August 31, 2006

Securities and Exchange Commission

450 Fifth Street, NW

Washington, DC 20549

This letter confirms that Clive Bode and John Viola are authorized and designated to sign all securities related filings with the Securities and Exchange Commission, including Forms 3, 4 and 5, on my behalf. This authorization and designation shall be valid for three years from the date of this letter.

Very truly yours,

/s/ Richard Boyce
Richard W. Boyce

  301 Commerce Street - Suite 3300, Fort Worth, TX 76102
817 871-4000 T ~ 817-871-4088 F